Exhibit 10.5
APPENDIX A

TRUST AGREEMENTS:
The various trust agreements subject to the Management Agreement referred to below, including new trusts added since the most recent prior version of this Appendix A dated May 8, 2019, are listed in Schedule 1 to this Appendix A.
As authorized by the Management Agreement between Union Bank and Trust Company and Whitetail Rock Capital Management, LLC dated effective as of March 23, 2017, this Appendix A is accepted this 29th day of July, 2020, and becomes part of said Management Agreement.

Whitetail Rock Capital Management, LLC
By: /s/ Matthew J. Brinkman
Title: Chief Compliance Officer

Union Bank and Trust Company
By: /s/ Nate Wieting
Title: AVP & Trust Officer